Exhibit 4.2

FOURTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

THIS FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of September 24, 2020, by and among Alkami Technology, Inc., a Delaware corporation (the “Company”), and the holders of the Company’s Preferred Stock listed on Schedule A hereto (each, an “Investor” and collectively, the “Investors”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Series F Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”) by and among the Company and those Investors who are listed as “Purchasers” on Schedule I thereto.

R E C I T A L S:

WHEREAS, certain of the Investors hold shares of the Company’s Preferred Stock (collectively, the “Prior Preferred Stock”) and possess certain registration rights, information rights, preemptive rights and other rights pursuant to the Third Amended and Restated Investors’ Rights Agreement dated as of December 26, 2017, as amended May 10, 2019 (together as amended, the “Prior IRA Agreement”), among the Company and certain of the Investors named on Schedule A thereto;

WHEREAS, the investors in the Series F Preferred Stock of the Company under the Purchase Agreement are not holders of the Prior Preferred Stock, and it is a condition to the closing of the sale of the Series F Preferred Stock under the Purchase Agreement that the Prior IRA Agreement be amended and restated by this Agreement;

WHEREAS, in order to induce such investors to purchase Series F Preferred Stock and invest funds in the Company pursuant to the Purchase Agreement, the holders of the Prior Preferred Stock and the Company hereby agree that this Agreement shall amend and restate the Prior IRA Agreement in its entirety to govern the rights of the Investors and the Company with respect to certain registration rights, information rights, preemptive rights and other matters as set forth herein; and

WHEREAS, pursuant to Section 4.6 of the Prior IRA Agreement, the Prior IRA Agreement may be altered, amended or modified at any time with the written approval and consent of the Company and Investors holding a majority of the Registrable Securities held by all Investors issuable upon the conversion of the Prior Preferred Stock who are parties to the Prior IRA Agreement; and the Investors executing this Agreement represent the holders of more than a majority of the shares of Common Stock issuable upon conversion of the Prior Preferred Stock who are parties to the Prior IRA Agreement.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants set forth herein, and certain other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the parties hereto agree to amend and restate the Prior IRA Agreement as follows:

ARTICLE I

Registration Rights

The Company covenants and agrees as follows:

Section 1.1 Definitions. For purposes of this Article I:

(a) “Certificate of Incorporation” shall mean the Company’s Fifth Amended and Restated Certificate of Incorporation as in effect as of the date hereof and as the same may be amended and/or restated from time to time after the date hereof.

(b) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(c) “Form S-3” shall mean such form under the Securities Act as in effect on the date hereof or any registration forms under the Securities Act subsequently adopted by the SEC that permit inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(d) “Holder” shall mean any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 hereof. Without limiting the foregoing, current or prior lenders to the Company that receive warrants to purchase Preferred Stock in connection with their lending arrangements with the Company shall be deemed “Holders” for purposes of Section 1.3 hereof.

(e) “Preferred Directors” shall have the meaning set forth in the Voting Agreement.

(g) “Preferred Stock” shall mean, collectively, the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock of the Company.

(f) The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(g) “Qualified Public Offering” shall have the meaning set forth in the Certificate of Incorporation.

(h) “Registrable Securities” shall mean (i) shares of Common Stock issued or issuable upon the conversion of shares of the Preferred Stock, including shares of Preferred Stock issuable upon the exercise of outstanding Warrants; and (ii) any shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in clause (i); excluding in all cases, however, any Registrable Securities sold by a Holder in a transaction in which such Holder’s rights under this Article I are not assigned.

(i) The number of shares of “Registrable Securities then outstanding” shall be equal to the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

(j) “SEC” shall mean the Securities and Exchange Commission.

(k) “Securities Act” shall mean the Securities Act of 1933, as amended.

(l) “Voting Agreement” shall mean the Fourth Amended and Restated Voting Agreement of even date herewith by and among the Company, the Investors, and certain holders of Common Stock of the Company.

Section 1.2 Request for Registration.

(a) At any time after the earlier of (i) September 24, 2023 or (ii) six months after the effective date of the first registration statement for a firm commitment underwritten public offering of the Company’s Common Stock, the Investors holding a majority of the shares of Registrable Securities (an “Investor Demand Registration”) may request that the Company effect a registration under the Securities Act of all or any part of their respective Registrable Securities, subject to the terms and conditions of this Agreement; provided, however, that solely during the time period set forth in clause (ii), (x) General Atlantic (AL), L.P. and its Affiliates (“General Atlantic”) may request that the Company effect a registration under the Securities Act of all or any part of General Atlantic’s Registrable Securities, subject to the terms and conditions of this Agreement (such request, a “General Atlantic Demand Registration”, and together with an Investor Demand Registration, a “Demand Registration”) and (y) the Investors holding a majority of the shares of Registrable Securities (excluding any Registrable Securities held by General Atlantic in the event General Atlantic does not join the request) may request an Investor Demand Registration. Any request (a “Registration Request”) for a Demand Registration shall specify (A) the approximate number of shares of Registrable Securities requested to be registered and (B) the intended method of distribution of such shares. Within 20 days of the receipt of the Registration Request, the Company will give written notice (the “Company Notice”) of such requested registration to all other holders of Registrable Securities and will use its best efforts to effect as soon as practicable (and in any event within 90 days of the date such request is given) the registration under the Securities Act requested and will include in such registration all shares of Registrable Securities that holders of Registrable Securities request the Company to include in such registration by written notice given to the Company within 20 days after the date of the Company Notice (subject to underwriter cut-backs as provided in this Agreement).

(i) The Company shall not be required to effect more than (x) three Investor Demand Registrations and (y) one General Atlantic Demand Registration, that in each case have been declared or ordered effective and shall have the deferral rights set forth in Subsection (c) below.

(ii) The Company shall not be required to effect an Investor Demand Registration unless at least 20% of the then outstanding Registrable Securities shall be included in such registration (or any lesser percentage if the anticipated offering would exceed an aggregate offering price to the public, net of discounts and commissions, of $20,000,000); provided, however, any Registrable Securities held by General Atlantic which are not included in such Investor Demand Registration shall not be considered “then outstanding Registrable Securities” for this purpose during such time as General Atlantic has the right to request a General Atlantic Demand Registration.

(iii) Without the prior written consent of (x) in the case of an Investor Demand Registration, the holders of a majority of the shares of Registrable Securities held by the Investors included in such registration, or (y) in the case of a General Atlantic Demand Registration, General Atlantic, the Company will not include in any Demand Registration any securities other than (a) Registrable Securities, (b) shares of stock pursuant to Section 1.3 hereof, and (c) securities to be registered for offering and sale on behalf of the Company. If the managing underwriter(s) advise the Company in writing that in their opinion the number of shares of Registrable Securities and, if permitted hereunder, other securities in such offering, exceeds the number of shares of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the holders of a majority of the shares of Registrable Securities held by Investors initially requesting registration, the Company will include in such registration, prior to the inclusion of any securities which are not shares of Registrable Securities, the number of shares of Registrable Securities requested to be included that in the opinion of such underwriters can be sold in an orderly manner within the price range of such offering, subject to the following order of priority: (A) first, the securities requested to be included therein by holders of Registrable Securities, pro rata among such holders on the basis of the number of shares of Registrable Securities that such holders have requested to be included in such registration; (B) second, the securities requested to be included therein by the Company; and (C) third, among persons not contractually entitled to registration rights under this Agreement.

(b) If the Investors initiating the registration request hereunder (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the Company Notice. The underwriter will be selected by the Company and shall be reasonably acceptable to (x) in the case of an Investor Demand Registration, a majority in interest of the Initiating Holders, or (y) in the case of a General Atlantic Demand Registration, General Atlantic, which approval shall not be unreasonably withheld or delayed; provided that if the managing underwriter or underwriters shall be the firm or firms that managed the Company’s most recently completed underwritten public offering of Common Stock, such firm or firms shall be deemed acceptable unless (x) in the case of an Investor Demand Registration, a majority in interest of the Initiating Holders, and (y) in the case of a General Atlantic Demand Registration, General Atlantic, shall object to such firm or firms for reasons related to the ability of such firm or firms to effectively manage the offering. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2 a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company (the “Board of Directors”) it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than sixty (60) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than twice in any twelve-month period.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) after the Company has effected three Investor Demand Registrations and one General Atlantic Demand Registration pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

(ii) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 90 days after the effective date of, a registration subject to Section 1.3 or Section 1.11 hereof, provided that the Company is actively employing its best efforts to cause such registration statement to become effective; provided, however, that the Company may not utilize this right more than once in any twelve-month period; or

(iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.11 below.

Section 1.3 Company Registration.

(a) If, but without any obligation to do so, the Company proposes to register (including for this purpose a registration initiated by the Company for itself or for the Holders or stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to employee benefit plans, or a registration relating solely to a SEC Rule 145 transaction, or a registration on any registration form which does not permit secondary sales) the Company shall, at such time, promptly give each Holder written notice of such registration (the “Piggyback Notice”). Upon the written request of each Holder given within 15 days after delivery of the Piggyback Notice, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

(b) If a registration subject to subsection 1.3(a) relates to an underwritten public offering of equity securities and the managing underwriters advise the Company that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company will include in such registration (i) first, the securities requested to be included therein by the Company if the Company has initiated the registration; (ii) second, the Registrable Securities requested to be included in such registration by Holders, allocated pro rata among such Holders on the basis of the number of shares of Registrable Securities such Holder requested to be included in such registration; and (iii) third, among persons not contractually entitled to registration rights under this Agreement. Notwithstanding the foregoing, the amount of Registrable Securities that are included by Holders in the offering shall not be reduced below 30% of the total amount of securities included in such offering unless the offering is a Qualified Public Offering, in which case the number of selling Holders included in the offering may be reduced to zero (as long as no other selling stockholders are permitted to participate in such offering). In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters).

Section 1.4 Obligations of the Company. Whenever required under this Article I to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 90 days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that such 90 day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed, if any.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities not later than the effective date of such registration.

(i) Use its best efforts to cause to be furnished, at the request of at least a majority of the Holders participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in connection with an underwritten public offering, addressed to the underwriters, if any.

Section 1.5 Furnish Information.

(a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article I with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

(b) The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.11 if, due to the operation of subsection 1.5(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.11(b)(2), whichever is applicable.

Section 1.6 Expenses of Demand Registration. All expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3, and 1.11 including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn on the written request of the (x) in the case of an Investor Demand registration, Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata) unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2 and (y) in the case of a General Atlantic Demand Registration, General Atlantic, unless General Atlantic agrees to forfeit its demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the applicable Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to such Holders at the time of the request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the applicable Holders shall not be required to pay any of such expenses and shall retain their full rights pursuant to Section 1.2.

Section 1.7 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the reasonable fees and disbursements of one counsel for the selling Holders (up to a maximum of $30,000), but excluding underwriting discounts and commissions relating to Registrable Securities.

Section 1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article I.

Section 1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Article I:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished by any such Holder, underwriter or controlling person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that in no event shall any indemnity under this subsection 1.9(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided that in no event shall any contribution under this subsection 1.9(d) exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Article I, and otherwise. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each other indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

Section 1.10 Reports Under Securities Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act (“Rule 144”) and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-2 or S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-2 or S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request from such Holder (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-2 or S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

Section 1.11 Form S-3 Registrations. In case the Company shall receive a written request from any Holder or Holders of Registrable Securities that the Company effect a registration on Form S-3, and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use its best efforts to, as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.11: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such Form S-3, propose to sell Registrable Securities at an aggregate price to the public (net of underwriting discounts and commissions) of less than $5,000,000; (3) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 30 days after receipt of the request of the Holder or Holders under this Section 1.11; provided, however, that the Company shall not utilize this right more than once in any 12 month period; (4) if the Company has, in the 30-day period preceding the date of such request, already effected a registration pursuant to this Section 1.11; or (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance to the extent the Company is not otherwise required to be qualified or execute such consent.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to this Section 1.11, including, without limitation, all registration, filing, qualification, printer’s and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders and counsel for the Company but excluding underwriting discounts and commissions relating to Registrable Securities, shall be borne by the Company. Registrations effected pursuant to this Section 1.11 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

(d) If the Holders initiating a registration pursuant to this subsection 1.11 intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this subsection 1.11 and the Company shall include such information in the written notice referred to in subsection 1.11(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.11, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated (i) first, among all Holders requesting registration hereunder, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company which the Holders are requesting to be included in such registration, and (ii) second, to the Company and any other persons entitled to inclusion in such registration; provided, however, that the number of shares of Registrable Securities to be included by the Holders in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

Section 1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Article I may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities (i) that is a subsidiary, parent, member, partner, limited partner, retired partner, grantor or shareholder of a Holder, (ii) that is an investment fund managed by a Holder or the directors, officers, partners or members of such Holder, (iii) that is a Holder’s family member or trust for the benefit of an individual Holder, or (iv) who, after such assignment or transfer, holds at least 500,000 shares of Preferred Stock and/or Common Stock issuable upon the conversion of the Preferred Stock then held by the transferor of such Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations with respect to such shares); provided that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including (without limitation) the provisions of Section 1.13 below, including the execution of an Adoption Agreement in the form attached hereto as Exhibit A; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership and the provisions of Section 4.8 below shall be applicable; provided, that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Article I. Notwithstanding anything to the contrary set forth herein, MissionOG Fund II, L.P. and MissionOG Parallel Fund II, L.P. may transfer all of its rights and obligations to register Registerable Securities under this Article I at any time to an affiliate of MissionOG Capital, LLC to which it transfers shares of Series D Preferred Stock or Series E Preferred Stock of the Company.

Section 1.13 “Market Stand-Off” Agreement. Each Holder hereby agrees that, during the period of up to 180 days following the date of the first sale to the public pursuant to a registration statement of the Company filed under the Securities Act (the “IPO”) it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it as of immediately prior to the IPO except Common Stock included in such registration; provided, however, that, with respect to the Investors, all executive officers, directors and greater than 1% stockholders of the Company enter into similar agreements. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Investors. The obligations described in this Section 1.13 shall not apply to (i) a transfer made to an Affiliate of a Holder, or (ii) purchases made in the open market following the completion of an underwritten public offering. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 1.13 or that are necessary to give further effect thereto.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

Section 1.14 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of General Atlantic and Holder(s) of at least a majority of the then outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company (a) giving such holder or prospective holder any registration rights the terms of which are more favorable in any material respect than or pari passu with the registration rights granted to the Holders hereunder or (b) that would grant such holder or prospective holder rights to demand the registration of shares of the Company’s capital stock.

Section 1.15 Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to this Article I shall terminate on such date after the closing of the first Company-initiated registered public offering of Common Stock of the Company at which the Company is subject to the reporting requirements of the Exchange Act and all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may be sold without volume or manner of sale limitations under Rule 144 during any three-month period.

ARTICLE II

Covenants of the Company

Section 2.1 Delivery of Financial Statements.

(a) For so long as any shares of Preferred Stock are outstanding, the Company shall deliver to each Investor, within 30 days after the end of each fiscal year of the Company, an unaudited consolidated balance sheet of the Company, an unaudited consolidated statement of stockholders’ equity as of the end of such year, an unaudited consolidated statement of operations and an unaudited consolidated statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). Within 90 days after the end of each fiscal year, the Company shall deliver to each Investor annual financial statements that are audited and certified by an independent accounting firm selected by the Board of Directors, including at least three of the Preferred Directors; provided, that at the election of the Board of Directors, including at least three of the Preferred Directors, the requirement to provide audited annual financial statements may be waived for the then most recently completed annual period.

(b) The Company shall deliver to each Investor:

(i) within 30 days of the end of each month, an unaudited consolidated balance sheet of the Company for, and as of, the end of such month, an unaudited consolidated statement of operations and a consolidated statement of cash flows, in reasonable detail with comparisons of the financial results against the Company’s budget for that financial period and the Company’s financial results for the corresponding period of the previous year, and an updated capitalization table as of the date of such statements;

(ii) within 30 days of the end of each fiscal quarter, an unaudited consolidated balance sheet of the Company for, and as of, the end of such quarter, an unaudited consolidated statement of operations and a consolidated statement of cash flows, in reasonable detail with comparisons of the financial results against the Company’s budget for that financial period and the Company’s financial results for the corresponding period of the previous year;

(iii) as soon as practicable, but in any event within 30 days prior to the beginning of each fiscal year, a copy of the Company’s annual operating plan and proposed budget for such fiscal year; and

(iv) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this subsection (b)(iv) to provide information which it reasonably considers to be a trade secret or similar confidential information.

Section 2.2 Inspection. The Company shall permit each Investor, at such Investor’s expense (but not to include Company’s expenses related to such examination and discussions) and upon at least five (5) days’ prior notice to the Company, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times and during normal business hours as may be requested by such Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

Section 2.3 Proprietary Information and Inventions Assignment Agreement. The Company will cause each person now or hereafter employed by it or any subsidiary with access to confidential information to enter into a proprietary information and inventions assignment agreement in the form approved by the Investors’ counsel. The Company will cause each consultant now or hereafter engaged by it or any subsidiary with access to confidential information to enter into an agreement containing provisions protecting the confidentiality of the Company’s confidential information and providing for the assignment to the Company of all inventions and intellectual property developed by such consultant pursuant to such engagement.

Section 2.4 Market Stand-Off Agreements. The Company shall cause each current and future stockholder of the Company to enter into a market stand-off agreement substantially the same as Section 1.13.

Section 2.5 Qualified Small Business Stock. The Company agrees that, for so long as any shares of Preferred Stock are held by any Investors in the Prior Preferred Stock (or a transferee in whose hands such shares are eligible to qualify as “qualified small business stock” within the meaning of Section 1202(c) of the Internal Revenue Code, as amended (the “Code”), it will use commercially reasonable efforts to comply with any applicable filing and reporting requirements of Section 1202 of the Code and any regulations promulgated thereunder and to maintain the status of the Company’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock as a qualified business stock.

Section 2.6 Confidentiality and Non-Disclosure.

(a) Each Investor acknowledges that the information received by it pursuant to this Agreement is confidential and that it will only use such confidential information in its evaluation of the decisions it faces by virtue of being a stockholder of the Company, including disclosure to prospective transferees of Registrable Securities subject to confidentiality restrictions no less restrictive than those set forth herein. Each Investor agrees that in any event, it shall not use such confidential information in violation of the Exchange Act. Investor may include summary historical financial information concerning the Company and general statements concerning the nature and progress of the Company’s business in an Investor’s report or membership offering document to its existing or prospective limited partners (who are subject to customary contractual confidentiality undertakings) or members or stockholders and include any financial information as necessary in its financial statements to comply with GAAP requirements. Each Investor shall be liable to the Company for any violation of this Section 2.6 by any related person.

(b) Except as otherwise required by law, the Company may disclose to third parties the identity of an Investor as an investor in or interested party to the Company, but the Company shall not publicly disclose any information concerning such Investor’s ownership amounts or percentages or the terms of any Investor’s investment in the Company, other than to prospective investors (and the Company’s stockholders to the extent necessary or appropriate) and prospective acquirors who are under a duty of confidentiality, governmental agencies and the like, without the prior written consent of such Investor, which consent shall be at that Investor’s sole discretion.

(c) The Company and the Investors agree not to use the name or trademarks of General Atlantic or its Affiliates for any purpose without the prior review and written consent of General Atlantic.

Section 2.7 Indemnification Agreements. In the event of a change of control of the Company, proper provision shall be made so that the successors and assigns of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately prior to such transaction, whether in the Company’s Bylaws, Certificate of Incorporation, or elsewhere, as the case may be, and, unless otherwise affirmatively determined by the Board of Directors, including the Preferred Directors, for the purchase of “tail” D&O insurance coverage.

Section 2.8 Conduct of Business. The Company shall at all times conduct its business in accordance with sound business practices. The Company shall preserve and maintain in full force and effect its corporate existence and good standing under the laws of its jurisdiction of organization and use its commercially reasonable efforts to preserve and maintain in full force and effect all rights, privileges, qualifications, licenses and franchises necessary in the normal conduct of its business.

Section 2.9 Maintenance of Property. The Company shall obtain, preserve, renew and keep in full force and effect all rights, licenses, permits, patents, copyrights, trademarks, service marks, trade names and other authorizations, from Governmental Authorities or any other person or entity, utilized by the Company which shall be necessary in any material respect to the conduct of its business, unless such rights, licenses, permits, patents, copyrights, trademarks, service marks, trade names and authorizations are not in full force and effect and such is contested diligently and in good faith by the Company. The Company shall maintain and preserve all property material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, and cause to be made, all necessary and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

Section 2.10 Compliance with Laws. The Company shall comply in all respects with the Certificate of Incorporation and its Bylaws and comply with all applicable laws, except, with respect to such applicable laws, for such instances of noncompliance as would not individually or in the aggregate reasonably be expected to be material to Company or have any adverse effect on Company’s ability to fully perform its obligations under this Agreement or any other agreement entered into by the Company with the Investors.

Section 2.11 Payment of Obligations. The Company shall pay and discharge all of its obligations and liabilities, including: (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, as the same shall become due and payable, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by it; (ii) all lawful claims it is obligated to pay which are due and which, if unpaid, might give rise to a lien upon its property, in a timely manner unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by it; and (iii) all payments of principal and interest on its indebtedness as the same shall become due and payable (giving effect to any grace periods relating thereto).

Section 2.12 Accounts and Records; Insurance. The Company shall keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with GAAP. The Company shall (i) keep its assets which are of an insurable character insured against loss or damage by risks customarily insured against by companies in its line of business, in amounts sufficient to prevent it from becoming a co-insurer and not in any event less than 100% of the insurable value of the property insured; and (ii) maintain insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated.

Section 2.13 Termination of Covenants. The covenants set forth in this Section 2, except for Sections 2.7 and 2.8, shall terminate and be of no further force or effect (i) immediately prior to the consummation of a Qualified Public Offering or (ii) upon a Liquidation Event, whichever event occurs first.

ARTICLE III

Future Offerings

Section 3.1 Preemptive Right.

(a) Grant of Preemptive Right. If the Company shall propose the issuance of any equity securities, options therefor or securities convertible or exercisable for equity securities (each an “Equity Security” and together, “Equity Securities”), each Investor shall be entitled to purchase the Pro-rata Portion (as defined below) of such Equity Securities to be issued; provided, however, that this contractual preemptive right shall not apply to issuances of Equity Securities: (a) that are made pursuant to the Purchase Agreement; (b) upon conversion of any shares of Preferred Stock; (c) to officers, directors or employees of, or consultants or other service providers to, the Company as compensation for services, directly or pursuant to a stock option plan or an agreement approved by the Board of Directors (including the approval or consent of at least three of the Preferred Directors then in office); (d) to banks, savings and loan associations, equipment lessors or other similar lending institutions in connection with such entities providing working capital credit facilities or equipment financing to the Company pursuant to a plan or arrangement approved by the Board of Directors (including at least three of the Preferred Directors then in office); (e) pursuant to a transaction for which adjustments of the Conversion Price (as defined in the Certificate of Incorporation) are made pursuant to Subsection 4(d)(iii) of the Certificate of Incorporation; (f) as a dividend or distribution on Common Stock or Preferred Stock, or to all stockholders of the Company generally, and as a result of which appropriate adjustment is made to the respective Conversion Prices (as defined in the Certificate of Incorporation) of each series of Preferred Stock; (g) pursuant to bona fide business or technology acquisitions (or licenses) of or by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock reorganization or otherwise, that is approved by the Board of Directors (including the approval or consent of at least three Preferred Directors then in office; (i) in, or after, a Qualified Public Offering; (h) pursuant to or in connection with technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors (including at least three of the Preferred Directors then in office); (j) for a charitable purpose, provided that such grant has been approved by the Board of Directors (including the approval or consent of at least three Preferred Directors then in office); or (k) pursuant to the Closings (as defined in the 2020 Series E Stock Purchase Agreement dated May 4, 2020, by and among the Company and the purchasers listed on Schedule I thereto, as amended by the Second Closing Agreement, dated as of the date of this Agreement, by and among the Company and the purchasers signatory thereto (collectively, the “2020 Series E Purchase Agreement”), provided that the aggregate number of shares of Series E Preferred Stock issued pursuant to the Second Closing (as defined in the 2020 Series E Purchase Agreement) prior to, on or after the date hereof does not exceed 2,764,708 shares.

For purposes of this preemptive right, and except as provided in the next immediate sentence of this paragraph with in respect of the Prior Preferred Stock held by an Investor, each Investor’s “Pro-rata Portion” will be a fraction, the numerator of which is the number of shares of Common Stock held, or issuable upon conversion of the Preferred Stock held (assuming full conversion and exercise of all outstanding convertible or exercisable securities held by such Investor) by such Investor immediately prior to the issuance of the new Equity Securities, and the denominator of which is the total number of shares of Common Stock outstanding (assuming full conversion and exercise of all outstanding convertible or exercisable securities) immediately prior to the issuance of the new Equity Securities. Notwithstanding the foregoing, if the proposed price of the new Equity Securities (or the equity value implied by such price) is equal to or greater than the Original Series D Purchase Price (as defined in the Certificate of Incorporation) (or the equity value implied by such price) and the aggregate Pro-rata Portion of the Investors in respect of the Series D Preferred Stock held by them sum to less than fifty percent (50%), then the Pro-rata Portion of the Investors in respect of the Prior Preferred Stock held by them shall be determined as follows: (i) without limiting the respective allocations of the Investors in respect of the Series F Preferred Stock held by them, the aggregate Pro-rata Portion of the Investors in respect of the Series D Preferred Stock held by them shall be equal to fifty percent (50%), which shall be allocated among such Investors according to their respective ownership of shares of Series D Preferred Stock, and (ii) without limiting their respective allocations as holders of Series D Preferred Stock under previous clause (i), as applicable, the Pro-rata Portion of the Investors in respect of the Prior Preferred Stock held by them will be equal to (x) the Pro-rata Portion of all Investors as calculated in the manner provided in the first sentence of this paragraph minus the Pro-rata Portion of the Investors in respect of the Series F Preferred Stock held by them as calculated in the manner provided in the first sentence of this paragraph minus fifty percent (50%) (the “Remaining Pro-rata Portion”), times (y) a fraction, the numerator of which is the number of shares of Common Stock held, or issuable upon conversion of the Prior Preferred Stock held (assuming full conversion and exercise of all outstanding convertible or exercisable securities held by such Investors) by such Investors immediately prior to the issuance of the new Equity Securities, and the denominator of which is the total number of shares of Common Stock outstanding (assuming full conversion and exercise of all outstanding convertible or exercisable securities) immediately prior to the issuance of the new Equity Securities, which shall be allocated among such Investors according to their respective ownership of shares of Prior Preferred Stock. For clarity, if the Remaining Pro-rata Portion is a negative percentage or zero in connection with a proposed offering of new Equity Securities and the proposed price of such Equity Securities is equal to or greater than the Original Series D Purchase Price, then: (x) the Pro-rata Portion of the Investors in respect of the Series F Preferred Stock held by them shall still be calculated in the manner provided in the first sentence of this paragraph; (y) the Investors shall not have preemptive rights in respect of the Prior Preferred Stock held by them with respect to that offering of Equity Securities; and (z) the Pro-rata Portion of the Investors in respect of the Series D Preferred Stock held by them shall be equal to the remaining Pro-rata Portion of all Investors.

(b) Over-Allotment Option. Each Investor electing to purchase its full Pro-rata Portion of Equity Securities pursuant to Section 3.1(a) shall also be entitled to purchase (on a pro rata basis according to their relative holdings of Common Stock among each Investor electing to exercise such over-allotment option, assuming full conversion of shares of Preferred Stock and full exercise of all options and warrants then outstanding) Equity Securities that the other Investors decline to purchase.

(c) Procedures for Exercise. The price of Equity Securities that each Investor is entitled to purchase under this Article III shall be the same price at which such Equity Securities are offered by the Company to others. Each Investor may exercise its preemptive rights under Section 3.1(a) to purchase Equity Securities by paying the purchase price therefor at the principal office of the Company within 20 days after receipt of notice from the Company stating the number or amount of Equity Securities it intends to issue and the price and characteristics thereof, and each Investor may exercise any over-allotment option pursuant to Section 3.1(b), with respect to shares which other Investors elect not to purchase, in the same manner provided above within ten days after receiving notice from the Company of such over-allotment shares, which shall be delivered within five (5) days after the expiration of such initial 20-day period. Each Investor shall pay such purchase price in cash, check, cancellation of indebtedness or wire transfer of immediately available funds or any combination of the foregoing. As promptly as practicable on or after the purchase date, the Company shall issue and deliver at its principal office a certificate or certificates for the number of full shares or amount, whichever is applicable, of such Equity Securities.

(d) Assignability of Preemptive Rights. The preemptive rights pursuant to this Section 3.1 may only be assigned by an Investor to a transferee or assignee to whom or which the rights to cause the Company to register Registrable Securities are transferred or assigned pursuant to Article I hereof.

Section 3.2 Spin Out Preemptive Rights. If at any time (a) the Company creates a direct or indirect subsidiary that is not a wholly owned subsidiary (either directly or indirectly) (other than de minimis ownership to the extent required by applicable laws outside of the United States), (b) any direct or indirect subsidiary of the Company sells or transfers any shares of capital stock to any entity other than the Company or a direct or indirect wholly owned subsidiary of the Company (other than de minimis ownership to the extent required by applicable laws outside of the United States), (c) any direct or indirect subsidiary of the Company merges, consolidates or takes any other action that results in such subsidiary not remaining a wholly owned subsidiary of the Company (either directly or indirectly) (other than de minimis ownership to the extent required by applicable laws outside of the United States), or (d) any direct or indirect subsidiary of the Company sells all or substantially all of its assets to any person or entity other than the Company or a direct or indirect wholly owned subsidiary of the Company, then in each case the Company shall cause such subsidiary (or the surviving or successor entity or purchaser of assets) (each, a “Spin-out Entity”) to provide each Investor a right of first offer (the “Spin-out Preemptive Rights”) to purchase up to its Pro-rata Portion of any Common Stock, Preferred Stock or any other security of the Spin-out Entity, including but not limited to, rights, options, or warrants to purchase such Common Stock, Preferred Stock or other security (“Spin-out Shares”) offered by the Spin-out Entity for financing purposes. The manner and procedure of such Spin-out Preemptive Rights shall be substantially similar to those described in Section 3.1. The Company shall use its reasonable best efforts to cause, or to exert influence it may have to cause, the organizational documents of the Spin-out Entity (y) to provide for voting rights and preferences substantially equivalent to the voting rights and preferences of the Preferred Stock and (z) to contain provisions substantially similar to this Article III.

Section 3.3 Termination of Article III. The covenants set forth in this Article III shall terminate upon the earliest to occur of (i) immediately prior to the consummation of a Qualified Public Offering or (ii) upon a Liquidation Event (as defined in the Certificate of Incorporation).

ARTICLE IV

Miscellaneous

Section 4.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Notwithstanding anything to the contrary set forth herein, MissionOG Fund II, L.P. and MissionOG Parallel Fund II, L.P. may transfer all of its rights and obligations under this

Agreement at any time to an affiliate of MissionOG Capital, LLC to which it transfers shares of Series D Preferred Stock or Series D Preferred Stock of the Company purchased under the Purchase Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 4.2 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to conflict of laws principles. Each of the parties hereto (i) irrevocably agrees that all legal proceedings (whether in contract or tort, at law or in equity or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be exclusively resolved in a federal or state court sitting in the State of Delaware, (ii) irrevocably agrees service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 4.5 (Notices) shall be effective service of process against it for any such action, suit or proceeding brought in any such court, and (iii) waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action, suit or proceeding in any such court. Each of the parties hereto hereby agrees that a final judgment in any action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

Section 4.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 4.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 4.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the address for each party set forth herein (or at such other address for a party as shall be specified by like notice):

(i)	If to the Company:

Alkami Technology, Inc.

5601 Granite Parkway, Suite 120

Plano, TX 75024

Fax: [    ]

Attn: Michael Hansen, President and Chief Executive Officer

Email: [    ]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, NW

Suite 1000

Washington, D.C. 20004

Attn: Joel Trotter

Email: [    ]

(ii)	If to an Investor, at the addresses set forth below such Investor’s name on Schedule A hereto.

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices by facsimile shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 4.5 if sent with return receipt requested to the electronic mail address specified by the receiving party in a signed writing in a nonelectronic form. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within ten days of receipt of the written request for Nonelectronic Notice.

Section 4.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors holding at least a majority of the Registrable Securities then held by all Investors; provided, however, that in the event such waiver or amendment that would disproportionately and adversely affect any rights or obligations of any Investor or group of Investors relative to other Investors shall also require the written consent of such disproportionately affected Investor or group of Investors; and provided further, that, with respect to any Investor that purchases Series F Preferred Stock pursuant to the Purchase Agreement (other than any such Investor that was a party to the Prior IRA Agreement), the provisions of Section 1.13 and Section 3 may be not be amended or waived in a manner that adversely affects any rights or obligations of such Investor without the written consent of the holders of a majority of Series F Preferred Stock. Any amendment or waiver effected in accordance with this Section 4.6 shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of such Registrable Securities and the Company.

Section 4.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

Section 4.8 Aggregation of Stock. All shares of Registrable Securities or other securities of the Company held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement; provided, that solely for such purposes, General Atlantic and MissionOG Fund II, L.P. and MissionOG Parallel Fund II, L.P. (or such affiliate of MissionOG Capital, LLC to which it transfers its Securities) shall be considered to be affiliates of each other. For the purposes of determining the availability of any rights under this Agreement, the holdings of transferees and assignees of an individual, a partnership or trust who are spouses, ancestors, lineal descendants or siblings of such individual, partners or retired partners of such partnership or partnerships affiliated with such transferring or assigning partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Common Stock by gift, will or intestate succession) or grantors of such trust shall be aggregated together with the individual or partnership, as the case may be, for the purpose of exercising any rights or taking any action under this Agreement.

Section 4.9 Entire Agreement. This Agreement (including the Schedules hereto, if any) and the D1 Side Letter (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersedes any and all prior agreements relating to the subject matter hereof including, without limitation, the Prior IRA Agreement.

Section 4.10 Attorneys’ Fees. In the event of any dispute involving the terms hereof, the prevailing party shall be entitled to collect legal fees and expenses from the other party to the dispute.

Section 4.11 Joint Product. This Agreement is the joint product of the Company and the other parties hereto and each provision hereof and thereof has been subject to the mutual consultation, negotiation and agreement of the Company and the other parties hereto and shall not be construed against any party hereto.

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned party has executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

ALKAMI TECHNOLOGY, INC.

By:	/s/ Michael Hansen
Michael Hansen,
President and Chief Executive Officer

[SIGNATURE PAGE TO ALKAMI TECHNOLOGY, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the undersigned party has executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

D1 MASTER HOLDCO I LLC

By:	/s/ Dan Sundheim

Name:	Dan Sundheim
Title:	Authorized Signatory

[SIGNATURE PAGE TO ALKAMI TECHNOLOGY, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the undersigned party has executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

FIDELITY CAPITAL TRUST: FIDELITY FLEX SMALL CAP FUND - SMALL CAP GROWTH SUBPORTFOLIO

By:	/s/ Christopher Maher

Name:	Christopher Maher

Title:	Authorized Signatory

FIDELITY SECURITIES FUND: FIDELITY SMALL CAP GROWTH FUND

By:	/s/ Christopher Maher

Name:	Christopher Maher

Title:	Authorized Signatory

FIDELITY SECURITIES FUND: FIDELITY SMALL CAP GROWTH K6 FUND

By:	/s/ Christopher Maher

Name:	Christopher Maher

Title:	Authorized Signatory

[SIGNATURE PAGE TO ALKAMI TECHNOLOGY, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the undersigned party has executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

VARIABLE INSURANCE PRODUCTS FUND III: GROWTH OPPORTUNITIES PORTFOLIO

By:	/s/ Christopher Maher

Name:	Christopher Maher

Title:	Authorized Signatory

FIDELITY ADVISOR SERIES I: FIDELITY ADVISOR GROWTH OPPORTUNITIES FUND

By:	/s/ Christopher Maher

Name:	Christopher Maher

Title:	Authorized Signatory

FIDELITY ADVISOR SERIES I: FIDELITY ADVISOR SERIES GROWTH OPPORTUNITIES FUND

By:	/s/ Christopher Maher

Name:	Christopher Maher

Title:	Authorized Signatory

[SIGNATURE PAGE TO ALKAMI TECHNOLOGY, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the undersigned party has executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

FIDELITY U.S. GROWTH OPPORTUNITIES INVESTMENT TRUST

By: Its Manager Fidelity Investments Canada ULC

By:	/s/ Christopher Maher

Name:	Christopher Maher

Title:	Authorized Signatory

[SIGNATURE PAGE TO ALKAMI TECHNOLOGY, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the undersigned party has executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

STOCKBRIDGE FUND, L.P.

By: Stockbridge Associates LLC, its general partner

By:	/s/ Saad Hasan

Name:	Saad Hasan
Title:	Managing Partner

YALE UNIVERSITY

By: Stockbridge Partners LLC, solely in its capacity as agent and investment advisor for the account it manages on behalf of Yale University

By: BPSP, L.P., its managing member

By: Berkshire Partners Holdings LLC,
Its general partner

By:	/s/ Saad Hasan

Name:	Saad Hasan
Title:	Managing Partner

STOCKBRIDGE ABSOLUTE RETURN FUND, L.P.

By: Stockbridge Associates LLC, its general partner

By:	/s/ Saad Hasan

Name:	Saad Hasan
Title:	Managing Partner

[SIGNATURE PAGE TO ALKAMI TECHNOLOGY, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the undersigned party has executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

Franklin Strategic Series - Franklin Small-Mid Cap Growth Fund
Franklin Templeton Investment Funds - Franklin Technology Fund
Franklin Templeton Variable Insurance Products Trust - Franklin Small-Mid Cap Growth VIP Fund
Franklin Strategic Series - Franklin Small Cap Growth Fund

By: Franklin Advisers, Inc., as Investment Manager

By:	/s/ Michael McCarthy

Name: Michael McCarthy
Title: Executive Vice President and CIO

[SIGNATURE PAGE TO ALKAMI TECHNOLOGY, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the undersigned party has executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

S3 VENTURES FUND III, L.P.

By:	S3 Ventures GPLP III, L.P.
its general partner

By:	S3 Ventures III, L.L.C.,
its general partner

By:	/s/ Brian R. Smith
Brian R. Smith,
Managing Director

/s/ Brian R. Smith BRIAN R. SMITH

[SIGNATURE PAGE TO ALKAMI TECHNOLOGY, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the undersigned party has executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

GENERAL ATLANTIC (AL), L.P.

By: General Atlantic (SPV) GP, LLC
its General Partner

By: General Atlantic LLC
its sole member

By:	/s/ J. Frank Brown
Name: J. Frank Brown
Title: Managing Director

[SIGNATURE PAGE TO ALKAMI TECHNOLOGY, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the undersigned party has executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

ARGONAUT PRIVATE EQUITY II, LLC

By:	/s/ Don Millican
Don Millican,
Manager

[SIGNATURE PAGE TO ALKAMI TECHNOLOGY, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the undersigned party has executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

MISSIONOG FUND II, L.P.

By:	Mission OG Fund II GP, LLC,
its General Partner

By:	/s/ Gene Lockhart
Name: Gene Lockhart
Title: Chairman and Managing Partner

MISSIONOG PARALLEL FUND II, L.P.

By:	Mission OG Fund II GP, LLC,
its General Partner

By:	/s/ Gene Lockhart
Name: Gene Lockhart
Title: Chairman and Managing Partner

[SIGNATURE PAGE TO ALKAMI TECHNOLOGY, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

EXHIBIT A

Adoption Agreement

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Fourth Amended and Restated Investors’ Rights Agreement dated as of September 24, 2020 (the “Agreement”), by and among the Company and certain of its Stockholders. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:

1. Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of the capital stock of the Company (the “Stock”), which shares are subject to the terms and conditions of the Agreement, including, but not limited to, the terms of the Market-Stand Off under Section 1.13 of the Agreement.

2. Agreement. As partial consideration for such transfer, Transferee (i) agrees that the Stock acquired by Transferee shall be bound by and subject to the terms of the Agreement, to the same extent and with the same rights and obligations as the person(s) from which such Stock is received and (ii) hereby agrees to become a party to the Agreement with the same force and effect as if Transferee were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

4. Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption to acknowledge its fairness and that it is in such spouse’s best interests and to bind to the terms of the Agreement such spouse’s community interest, if any, in the Stock.

EXECUTED AND DATED this ___ day of ___________, ____.

TRANSFEREE:

Title:
Address:
Fax:

Spouse: (if applicable):

Name:

Acknowledged and accepted on_______________________, _______.

Alkami Technology, Inc.

By:

Name:
Title: